Exhibit 99.1

Media Contact

avitucci@uti.edu

480.710.6843

For Immediate Release

UTI Announces Purchase of Lisle, Ill Campus from Joint Venture Partner

PHOENIX (Feb. 16, 2022) – Universal Technical Institute (UTI) (the Company) announced today the completion of a series of transactions resulting in the 100% ownership of its Lisle, Ill campus through a wholly owned subsidiary, 2611 Corporate West Drive Ventures, LLC (2611 CWD). This was accomplished by the acquisition of the approximately 72% ownership of 2611 CWD previously held by iStar Net Lease I LLC, a Delaware limited liability company. The Company had held an approximately 28% stake in the 2611 CWD joint venture formed to own and develop the property in 2012. The Company has maintained a presence in Illinois since 1988 and has been in the Lisle location since the fall of 2013 when the current facility was built. There are no changes to the campus operations as a result of these transactions.

The total net purchase price to acquire the approximately 72% stake in 2611 CWD was $28.2M in cash plus assumption of a prorated portion of the existing debt. As a result of the transactions, through 2611 CWD, the Company is the sole obligor for total current outstanding debt of approximately $18.5M for the campus.

“We have a long history in the state of Illinois and have a long-term commitment to the Lisle campus. Additionally, real estate optimization is an ongoing element of our growth and diversification and cost management strategies,” said Troy Anderson, chief financial officer. “Over the last several years we have restructured leases, consolidated sites, and in some cases, we have leveraged our strong balance sheet and been an opportunistic buyer. With these transactions, we had the opportunity to own 100% of the Lisle campus for a total basis below current market value, while delivering significant EBITDA and cash flow benefits versus continuing to lease the facility.”

The campus is a 187,000 square foot state-of-industry facility located on approximately 20 acres along the Interstate 88 research and development corporate corridor in Lisle, a suburb of Chicago. The campus currently has over 900 students, with available capacity for measurably more students, and offers the Company’s core automotive and diesel programs and the welding technology program. The campus also has several Manufacturer Specific Advanced Training (MSAT) programs including Ford, Toyota, Peterbilt, Daimler Trucks, and the Fendt Technician Academy, the Company’s first agricultural-focused MSAT.

In support of the acquisition of the campus, the Company is actively pursuing new financing that would retire the debt it assumed to facilitate the transaction, and fund a portion of the net cash proceeds. This would allow it to benefit from the more attractive interest rate environment and the current market value of the asset.

About Universal Technical Institute, Inc.

Founded in 1965 and headquartered in Phoenix, Universal Technical Institute’s (NYSE: UTI) mission is to serve our students, partners, and communities by providing quality education and support services for in-demand careers. Approximately 250,000 students have graduated from one of UTI’s 14 campuses located across Arizona, California, Florida, Illinois, Michigan, North Carolina, Pennsylvania, New Jersey, and Texas. UTI’s campuses are accredited by the Accrediting Commission of Career Schools and Colleges (ACCSC), while its employer-aligned technical training programs are offered under four brands: Universal Technical Institute, Motorcycle Mechanics Institute / Marine Mechanics Institute, NASCAR Technical Institute, and MIAT College of Technology. For more information and a complete list of all programs offered, please visit www.uti.edu or follow on LinkedIn @UniversalTechnicalInstitute.